Securities Exchange Act of 1934 -- Form 8-K



                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 FORM 8-K




PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                              Date of Report :
                              July 25, 2001
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                      CBL & ASSOCIATES PROPERTIES, INC.
--------------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)


      Delaware                   1-12494                  62-1545718
---------------------     ---------------------     ---------------------
   (State or other           (Commission                (IRS Employer
   jurisdiction of           File Number)               Identification
   incorporation)                                       Number)


     One Park Place, 6148 Lee Highway, Chattanooga, Tennessee 37421
------------------------------------------------------------------------
                (Address of principal executive offices)


            Registrant's telephone number, including area code:
                              (423) 855-0001
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                                       1

                        CBL & ASSOCIATES PROPERTIES, INC.
                             Conference Call Outline
                               Second Quarter 2001
                                  July 25, 2001
                                   10:00 a.m.



     Good morning. We appreciate your participation in today's call to discuss our results for the second quarter of 2001. With me today is Stephen Lebovitz, our President, and Kelly Sargent, our Director of Investor Relations, who will read our Safe Harbor disclosure.

     This conference call contains "forward-looking" statements within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share is based upon a fully diluted converted share. We direct you to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties. The content of this webcast includes time sensitive information that is accurate only as of Wednesday, July 25, 2001.

     I would like to note that a transcript of today's comments including the balance sheet and comprehensive debt schedule, will be filed as a form 8-K later today, and will be available upon request, as well as available for replay on the Internet through a link on our website at cblproperties.com. This call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

Thank you Kelly.

During the second quarter, some of our significant accomplishments included:

1. In spite of losing 314,000 square feet to bankruptcies and store closings, more than double the amount for 2000, we still accomplished an 8% increase in per share FFO growth.
2.       We completed refinancings at six properties.
3.       We continued the integration of the newly acquired properties.
4.       We began the renovation of four malls.
5. During the first half of the year, the senior management team led by Charles and Stephen Lebovitz completed 29 property reviews, including 17 at newly acquired malls.
6. We held our fifth annual retailer conference in Chattanooga, which boasted record attendance of over 140 retail representatives from across the country.

INCOME STATEMENT REVIEW
-----------------------
As reflected in this quarter's results, we are obviously continuing to be impacted by tenant bankruptcies and store closings. As we have experienced in the past, these short-term losses should result in long-term opportunities.

The 8% increase in FFO per share for the second quarter of 2001 resulted from external growth. The opening of one mall expansion, one associated center, three community centers and the addition of two community centers, all of which occurred during the last eighteen months accounted for 11.4% of the increase. The remainder of the FFO growth was achieved through the acquisition of the 21 new malls and two associated centers, as well as the additional 50% interest acquired in Madison Square Mall in Huntsville, AL.

Other financial highlights for the quarter included:

1. Income from operations increased 41% to $25.6 million from $18.2 million for the same period a year ago. 97% of the increase came from the newly acquired properties.

2. Revenues increased 55.2% to $134.8 million from $86.9 million in the prior year period. 85% of the increase this quarter was attributable to the newly acquired properties.

3. Our cost recovery ratio was 99% year to date compared with 101% for the same period last year. The decrease in our recoveries is due to the lower occupancy levels in our portfolio.

Our payout ratio for the quarter was 56.7% compared to 58.1% last year. During the second quarter no outparcel sales were completed. Also not included in the company's FFO calculation are gains on the sale of depreciable assets, which was $554,000 for the second quarter this year.

CAPITAL STRUCTURE
-----------------
When we started our negotiations to acquire the 21 malls we noted that there was tremendous upside opportunity for us in filling the vacancies and increasing the rents. We also focused on the existing debt in that portfolio. It was apparent that if we could work with the existing lenders there would be additional rewards for our shareholders.

While we were doing our due diligence and negotiating the contract we were likewise working with specific lenders to open to prepay all of the loans in their portfolio that we were assuming. We were successful in achieving this and removing some of the onerous yield maintenance formulas. We agreed to pay some prepayment penalties but the resulting savings to us were significant.

We think that managing our business is one of balancing all aspects of the business so as to maximize returns. This quarter the savings results from the financial engineering we have accomplished is apparent.

The details of our capital structure are listed in our earnings release, but I would like to highlight a few areas. During the second quarter, we closed $276 million in financing for six properties with a weighted average interest rate of 6.2%. We used the proceeds to retire two maturing loans of approximately $103.8 million and prepaid three loans totaling approximately $107 million. These loans had a weighted average interest rate of 8.9%. The excess proceeds were used to reduce our $212 million acquisition line of credit, which at the end of the quarter had $72.7 million outstanding. These financings occurred primarily in June and resulted in interest savings of approximately $518,000 for the second quarter.

Of the $276 million in financings, $148 million are floating rate term loans on four separate properties. These four properties are in the process of being remodeled, renovated and retenanted requiring additional capital as scheduled.

Upon completion of this work, these loans will be converted to long-term non-recourse loans. We will be placing variable rate term loans on additional properties during the remainder of this year. The properties are: Fashion Square Mall, Saginaw, MI, Eastgate Mall, Cincinnati, OH, Jefferson Mall, Louisville, KY and Northwoods Mall, Charleston, SC. The outstanding debt on these four malls totals $158 million, with a weighted average interest rate 9.1%. These malls will also be redeveloped prior to being refinanced with long-term non- recourse loans. We have no other debt maturities remaining this year.

We are expecting to close a long-term non-recourse $71.25 million loan for Asheville Mall this August. This loan is for a 10-year term with a 6.98% interest rate and replaces the floating rate construction loan. Though this fixed rate loan will reduce FFO annually by $1.45 million, or almost $0.03 per share, this is consistent with our strategy of placing long-term non-recourse debt on properties as soon as stabilization occurs.

Our EBITDA coverage ratio was 2.14 times interest expense this quarter compared with 2.64 for the same quarter one year ago. During the second quarter one year ago we sold five assets for total proceeds of $13.1 million. Without these sales, the EBITDA ratio one year ago would have been 2.40.

CAPITAL EXPENDITURES
--------------------
During the second quarter, we spent $7.5 million on revenue generating capital expenditures, which includes tenants improvements and construction allowances; $900,000 on revenue neutral expenditures such as parking lot and roofs, and $100,000 on revenue enhancing capital expenditures that includes renovation work. For the combined portfolio, we are projecting to spend $23 million in revenue generating, $25 in revenue neutral and $24 million on revenue enhancing expenditures in calendar year 2001.

Our proactive strategy of renovating and updating our properties continues. At Meridian Mall which is undergoing renovation, Marshall Field's, formerly Hudson's, has completed a 50,000 square foot expansion of their store; a 25,000 square- foot Schuler's Books is nearing completion and Galyan's will also soon begin construction of their new 80,000 square-foot store.

In addition to Meridian Mall, renovations are underway at Cary Towne Center in Cary, NC, Fashion Square Mall, Saginaw, MI, and Burnsville Center, in Burnsville, MN. The total of these four renovations will be $25 million. These expenditures are representative of our commitment to investing in our properties to enhance our returns on capital.

OCCUPANCY
---------
During the second quarter, community centers and our core associated centers reported the highest occupancy at 96.4%. In our core portfolio, occupancy for our stabilized malls was down sixty basis points and we expect the occupancy levels for the remainder of the year will continue roughly at these levels without any additional unforeseen bankruptcies. Our new mall occupancy calculation excludes Parkway Place, where we have demolished all of the small shops to allow for construction of the new mall. At Parkway Place, construction of the new Parisian department store is near completion with opening scheduled for August 15. Upon opening of the new Parisian store, we will commence demolition of the old Parisian's to begin construction of the new Dillard's department store, which will open in the fall of 2002 along with the remainder of the new two-level mall.

I will now call on Stephen Lebovitz to discuss the retail outlook, developments, dispositions and acquisitions.

RETAIL OUTLOOK
--------------
Good morning.

In June we held our fifth annual retailer deal-making event here in Chattanooga. This year's event was our most successful to date with over 140 retailers attending. We were pleased to have retailers such as American Eagle, The Gap, David's Bridal, Eddie Bauer, Wet Seal and many others attending. This event gave our leasing representatives an opportunity to follow up on deals that were initiated at the ICSC convention in May. Our leasing staff successfully obtained lease commitments from several retailers for new stores, some of which will be opening this year. In spite of the overall economic softness, retailers continue to seek space in well-located shopping centers.

During the second quarter we announced the addition of three new department stores in our portfolio. Belk department store will replace Wal*Mart and open a 73,000-square-foot store at College Square Mall in Morristown, TN, in the spring of 2002; a 62,000-square-foot Dillard's will replace Rose's and open in Randolph Mall in Asheboro, NC in the fall of 2002; and Foley's Department Store will take the former Montgomery Ward's 164,000 square foot location and open in 2002 at Parkdale Mall in Beaumont, TX. These department stores will further enhance the dominance of these mall properties in their respective market area.

Home Place by Waccamaw has closed three locations in our portfolio this year. The closed Home Place stores are located at Cortlandt Towne Center, in Cortlandt, NY, Kingston Overlook in Knoxville, TN and The Terrace in Chattanooga, TN. We have released the Cortlandt store to Linens N' Things at approximately the same rent with occupancy to occur no later than October 1 of this year. The Kingston Overlook location currently has a temporary operator, and we have strong interest from a number of retailers for The Terrace location in Chattanooga.

Total bankruptcies since January 1 of this year have resulted in 52 stores closed with 314,000 square feet representing $5.9 million in annual gross rentals. Included in this number are the 20 Paul Harris locations that closed their stores in late June. The Paul Harris stores total 99,000 square feet, accounting for $2.6 million in total annual revenues. Other store closings due to bankruptcies included Bugle Boy (4), Natural Wonders (10), Lechter's (8), and Track-n-Trail (6). Our leasing team is focused on these prime mall locations due to the significant impact to us. Our strategy is to release these vacancies to temporary tenants for the holiday season while pursuing long-term permanent replacements to generate higher rentals with more productive stores as well as to improve the tenant mix in each center. Unfortunately, because of the weak retail climate store closings will most likely continue - a real challenge for our leasing division and specialty leasing program.

We are obviously impacted by these closings, but bankruptcies have always been a part of the retailing business. Refinancing and interest savings will offset our rental losses to a certain extent this year, but the store closings and downtime until a new store opens will continue to impact our same center NOI growth. The combined same center NOI growth for the portfolio was 2.5% for the quarter. The core portfolio same center NOI growth was 0.8% and for the acquired properties same center NOI growth was 7.3% based upon information provided by the previous owner. We expect same center NOI for the year to be in the range of 3 - 4% growth.

RETAIL SALES
------------
The economic slowdown has been in the headlines for months. Same store sales per square-foot year to date decreased 1.0% versus a same store sales growth of 1.8% the same period one year ago. Primarily in the southeast, our malls were impacted by layoffs and the weak economy.

Occupancy costs as a percentage of sales for our combined portfolio was 13.5% for the six months ending June 30, 2001 compared to 13.8% for the same period one year ago.

LEASING
-------
     During the first half of this year we signed 900,000 square feet of leases. In the second quarter our leasing team leased 453,000 square feet of which approximately 377,000 square feet represented leasing of comparable space in the combined portfolio. This included 168,000 square feet in the core mall portfolio with average renewal rents for the quarter increasing 5.7% over the prior base and percentage rent in the malls, 27.4% in associated centers, and 5.3% in the community centers. In the acquired portfolio we leased approximately 102,000 square feet of comparable space at an increase of 14.5% over the prior base and percentage rent. Even though our leasing results exceeded our budgeted lease-up, we still were not able to fully compensate for the high level of fall-out.

DEVELOPMENTS
------------
Currently we have 1.5 million square feet under construction, which includes The Lakes Mall in Muskegon, MI; Parkway Place in Huntsville, AL; two mall expansions, Meridian Mall in Lansing, MI, and Springdale Mall in Mobile, AL; and two community center expansions, Coastal Way, Spring Hill, FL and Chesterfield Crossing, Richmond, VA. In addition our new corporate headquarters in Chattanooga is under construction and will be completed in January of 2002. The Company's share of these seven projects represents a total investment of approximately $141 million, of which $112.3 million has been invested through June 30, 2001. Construction loans are in place for these projects. Initial unleveraged yields on these centers are expected to range from 9% to 11% after management and development fees.

During the second quarter, we opened Creekwood Crossing a 404,000-square-foot community center located in Bradenton, Florida. Creekwood Crossing opened at 97% leased and committed with a yield of 11% based on a cost of $20 million.

On August 15 we will be holding the grand opening for The Lakes Mall in Muskegon, Michigan. The mall will open 87% leased and committed. Featured department stores for The Lakes Mall will be Younkers (106,000 square feet), Sears (116,000 square feet) and JC Penney (107,000 square feet). In addition, (a 26,000 square-foot) Bed, Bath & Beyond will also be located in the mall.

Our mall development pipeline today includes the Mall of South Carolina in Myrtle Beach, a 50/50 joint venture with the landowner, Burroughs & Chapin. As we have discussed in previous calls, proceedings concerning permitting and the establishment of government funding levels for certain infrastructure improvements have delayed this project. The case was heard in January before the South Carolina Supreme Court, and we hope a decision will be made in the next sixty days. Provided that construction commences within this time frame the mall will open in the fall of 2003. We are also in the planning stages of a number of other new mall and community center projects, which we expect to announce in the near future.

ACQUISITIONS/DISPOSITIONS
-------------------------
During the last quarter we sold a community center, Sand Lake Corners, with a $554,000 gain and $8 million in proceeds after retiring the debt. This transaction results in a reduction in FFO of $1.2 million per year, however this is consistent with our strategy to redeploy capital in order to maximize our return on capital. We continue to pursue additional dispositions of select community centers in "one-off' transactions and will report those as they occur. The select disposition of assets continues to be a priority for us, but we will only do so if the transaction enhances shareholder value.

TECHNOLOGY
----------
As far as technology we continue to pursue our strategy of using the Internet to enhance our mall marketing efforts and to generate revenues to us. Our web pages are being updated to add new functions, which are conveniences for our customers. This effort has not required a significant investment on our part. Also, we have made no technology investments and accordingly will not have any technology write-offs.

Thank you Stephen.

Outlook Our outlook and focus is:

|X| On creating FFO from sources we control or that are within the retail development horizon. We have not invested in businesses outside the retail real estate sector.
|X| The recent tax cut by Congress will start to filter into consumers' pockets starting in August and should have a marginal positive impact on sales. Our mall marketing teams have developed aggressive campaigns to seize this opportunity.
|X| Inventory and merchandising corrections are being made by retailers, which we believe is a key for improved results for retailers in 2002.
|X| While bankruptcies will continue, the pace has slowed this quarter. We do expect store closings to continue due to the weak economy but our leasing and specialty leasing divisions are focused on meeting this challenge.
|X| We continue to prefer non-recourse long-term debt for stabilized properties. The term loans we recently completed give us the opportunity to remodel, expand and improve those properties before we place long-term non-recourse debt.
|X| Our entire organization is 100% focused on improving the performance at our properties and at creating additional value for our shareholders through acquisitions, new developments and other opportunities.
|X| Despite the short-term challenges presented by the economy we remain confident in the long-term fundamentals of the shopping center business and of our portfolio.

  That concludes our conference call. We will be glad to answer questions.



                   Renewal Leasing Year To Date

                           Prior PSF
                       Rent & Percentage        New PSF             New PSF               % Change            %Change
                             Rent               Rent-Initial          Rent-Avg.            Initial             Average

Core Malls                  $20.79               $22.38               $23.07                7.6                 11.0

Acquired Malls              $26.15               $26.79               $27.13                2.4                  3.8

Associated Centers            8.48                11.87               11.93                39.9                 40.6

Community Centers            12.63                13.82               14.27                 9.4                 13.0



        Total Leasing Compared to Tenants Vacating Year To Date

                          Leased         Avg. Rate       Vacated       Avg. Rate
                          ------         ---------       -------       ---------
Combined Malls           713,000          $26.22         386,000        $21.78

Associated Centers        37,000           13.61          16,000         13.45

Community Centers        150,000           12.33          38,000          9.97



                                CBL & Associates Properties, Inc.
                  Mortgage Loans Outstanding and Interest Rate
                                     As Of June 30, 2001



                                                                              Interest      Balance
        LOCATION          PROPERTY                   Type    Maturity            Rate       06/30/2001
-----------------------------------------------------------------------------------------------------------

ALBEMARLE, NC          NORTHWOODS PLAZA             Fixed   Jun-2012           9.7500%           1,149,361
ASHEVILLE,  NC         ASHEVILLE MALL               Fixed   Apr-2002           6.5630%          78,211,942
BEAUMONT, TX           PARKDALE MALL                 Var    Jun-2003           5.5000%          45,000,000
BRADENTON, FL          CREEKWOOD CROSSING           Fixed   Jun-2002           5.5600%          18,638,101
BROOKFIELD, WI         BROOKFIELD MALL              Fixed   May-2005           7.4980%          75,910,790
BURNSVILLE, MN         BURNSVILLE CENTER            Fixed   Aug-2010           8.0000%          73,692,704
CARY, NC               CARY TOWNE CENTER            Fixed   Dec-2003           8.3650%          62,275,274
CHARLESTON, SC         CITADEL MALL                  Var    Sep-2001           5.1850%           8,500,000
CHARLESTON, SC         CITADEL MALL                 Fixed   May-2007           7.3900%          33,619,597
CHATTANOOGA, TN        GUNBARREL POINTE             Fixed   Jan-2002           9.7500%          12,569,526
CHATTANOOGA, TN        HAMILTON CORNER              Fixed   Aug-2011          10.1250%           2,980,956
CHATTANOOGA, TN        HAMILTON PLACE               Fixed   Mar-2007           7.0000%          69,519,136
CHATTANOOGA, TN        PARK PLACE                   Fixed   Apr-2003          10.0000%             765,814
CHATTANOOGA, TN        PERIMETER PLACE              Fixed   Jan-2008          10.6250%           1,311,247
CHATTANOOGA ,TN        THE TERRACE                  Fixed   Sep-2002           7.3000%           9,996,003
CHESTERFIELD, VA       CHESTERFIELD CROSSING        Fixed   Dec-2002           7.7800%           7,092,784
CHEYENNE, WY           FRONTIER MALL                Fixed   Dec-2001          10.0000%             927,074
CINCINNATI, OH         EASTGATE MALL                Fixed   Dec-2001           7.5000%          42,376,828
CORTLANDT, NY          CORTLANDT TOWN CENTER        Fixed   Aug-2008           6.9000%          51,464,655
DALTON, GA             WALNUT SQUARE                Fixed   Feb-2008          10.1250%             693,702
DOUGLASVILLE, GA       COSBY STATION                Fixed   Sep-2014           8.5000%           3,882,088
DOUGLASVILLE, GA       ARBOR PLACE MALL              Var    Jun-2001           7.7500%          99,299,596
DOUGLASVILLE, GA       THE LANDING                   Var    Jun-2001           7.7500%          11,161,711
FAIRVIEW HEIGHTS, IL   ST. CLAIR SQUARE             Fixed   Apr-2009           7.0000%          72,408,808
HATTIESBURG, MS        TURTLE CREEK MALL            Fixed   Mar-2006           7.4000%          32,597,312
HENDERSON, NC          HENDERSON SQUARE             Fixed   Apr-2014           7.5000%           6,171,940
HIGHPOINT, NC          OAK HOLLOW MALL              Fixed   Feb-2008           7.3100%          49,029,371
HOUSTON, TX            WILLOWBROOK PLAZA             Var    Aug-2001           5.9800%          34,678,570
HUDSON,  NY            GREENPORT TOWNE CENTER       Fixed   Sep-2014           9.0000%           4,086,444
HUNTSVILLE, AL         MADISON PLAZA                Fixed   Feb-2004          10.1250%           1,332,350
HUNTSVILLE, AL         MADISON SQUARE               Fixed   Mar-2002           9.2500%          47,416,007
JACKSON, TN            OLD HICKORY MALL             Fixed   Jul-2002           8.2500%          21,973,627
JANESVILLE, WI         JANESVILLE MALL              Fixed   Apr-2016           8.3750%          15,702,469
KNOXVILLE, TN          SUBURBAN PLAZA               Fixed   Jan-2004           7.8750%           8,445,869
KNOXVILLE, TN          CEDAR BLUFF CROSSING         Fixed   Aug-2007          10.6250%           1,073,182
LEXINGTON, KY          FAYETTE MALL                 Fixed   Jul-2011           7.0000%          98,000,000
LONGVIEW, NC           LONGVIEW CROSSING            Fixed   Aug-2010          10.2500%             392,106

                                       9


LANSING, MI            MERIDIAN MALL                 Var    Aug-2003           6.5008%          80,000,000
LOUISVILLE, KY         JEFFERSON MALL               Fixed   Jul-2005           8.8290%          34,736,682
LOUSIVILLE, KY         SPRINGHURST TOWNE CENTER     Fixed   Aug-2018           6.6500%          22,187,059
MERIDIAN, MS           BONITA LAKES MALL            Fixed   Oct-2009           6.8200%          28,666,964
MERIDIAN, MS           BONITA LAKES CROSSING        Fixed   Oct-2009           6.8200%           8,982,315
MIDLAND, MI            MIDLAND MALL                  Var    Jun-2003           5.5000%          35,000,000
MOBILE,  AL            SPRINGDALE MALL               Var    Nov-2001           7.7000%          21,533,864
MORRISTOWN, TN         COLLEGE SQUARE               Fixed   Sep-2013           6.7500%          14,353,663
MT OLIVE, NJ           SUTTON PLAZA                  Var    Aug-2002           7.8700%          12,038,811
NASHUA, NH             WILLOW SPRINGS PLAZA         Fixed   Aug-2007           9.7500%           4,317,602
NASHVILLE, TN          COOLSPRINGS GALLERIA         Fixed   Oct-2010           8.2900%          63,996,860
NASHVILLE, TN          HICKORY HOLLOW MALL          Fixed   Aug-2008           6.7700%          93,113,963
NASHVILLE, TN          RIVERGATE MALL               Fixed   Aug-2008           6.7700%          75,254,116
NASHVILLE, TN          COURTYARD AT HICKORY         Fixed   Aug-2008           6.7700%           4,334,915
NASHVILLE, TN          VILLAGE AT RIVERGATE         Fixed   Aug-2008           6.7700%           3,554,630
N. CHARLESTON, SC      NORTHWOODS MALL              Fixed   Feb-2004           9.5660%          41,951,113
NORTH HAVEN, CT        NORTH HAVEN CROSSING         Fixed   Oct-2008           9.5500%           6,443,308
OAKRIDGE, TN           BRIARCLIFF SQUARE            Fixed   Feb-2013          10.3750%           1,523,598
PLANT CITY, FL         COLLINS PARK COMMONS         Fixed   Oct-2010          10.2500%             701,667
PORTLAND, ME           BJ'S PLAZA                   Fixed   Dec-2011          10.4000%           3,033,933
ROANOKE, VA            SHENANDOAH CROSSING          Fixed   Aug-2010          10.2500%             492,893
ROCKFORD, IL           CHERRYVALE MALL              Fixed   Jul-2006           7.3800%          48,632,550
SAGINAW, MI            FASHION SQUARE MALL          Fixed   Sep-2006           8.6200%          38,885,206
SALEM, VA              VALLEY COMMONS               Fixed   Oct-2010          10.2500%             852,069
SEABROOK, NH           SEACOAST SHOPPING CENTER     Fixed   Sep-2002           9.7500%           5,355,223
SPARTANBURG, SC        WESTGATE CROSSING            Fixed   Jul-2010           8.4200%           9,842,602
SPARTANBURG, SC        WESTGATE MALL                Fixed   Feb-2002           6.9500%          45,926,347
SPRINGHILL, FL         COASTAL WAY                   Var    Dec-2002           7.8775%           7,572,003
ST. PETE, FL           34TH ST CROSSING             Fixed   Dec-2010          10.6250%           1,397,690
STROUD, PA             STROUD MALL                  Fixed   Dec-2010           8.4200%          32,393,230
UVALDE, TX             UVALDE PLAZA                 Fixed   Feb-2008          10.6250%             628,362
WALTERBORO, SC         COLLETON SQUARE              Fixed   Aug-2010           9.3750%             879,078
WAUSAU, WI             WAUSAU  CENTER               Fixed   Dec-2010           6.7000%          14,368,630
WINSTON-SALEM, NC      HANES MALL                   Fixed   Jul-2008           7.3100%         117,380,418
YORK, PA               YORK GALLERIA                Fixed   Dec-2010           8.3400%          51,825,728
DALTON, GA             WALNUT SQUARE                Fixed   Feb-2008           9.0000%             389,000
                                                                                       -------------------

SUBTOTAL                                                                                     2,036,893,036

CONSTRUCTION LOANS:
MUSKEGON, MI           THE LAKES MALL                       Mar-2002           5.6200%          19,231,794
CHATTANOOGA, TN        CBL CENTER                           Jan-2002           5.5863%           5,002,339
LANSING, MI            MERIDIAN MALL                        Aug-2003           5.1010%          15,975,096
                                                                                       -------------------
SUBTOTAL                                                                                        40,209,229


                                       10


LINES OF CREDIT                                                                5.9081%         241,014,221

TOTAL BALANCE SHEET                                                                          2,318,116,485

Plus CBL Share Of Equities
CLARKSVILLE, TN        GOVERNOR'S SQUARE            Fixed   Sep-2016           8.2300%          16,223,088
COLUMBIA, SC           COLUMBIA MALL                 Var    Dec-2001           5.5000%          18,909,007
DEL RIO, TX            PLAZA DEL SOL                Fixed   Nov-2002           9.1500%           2,462,113
HUNTSVILLE, AL         PARKWAY PLACE                  Var   Sep-2001           5.4295%          10,335,190
MADISON, WI            EAST TOWNE MALL              Fixed   Jan-2007           8.0100%          14,114,696
MADISON, WI            WEST TOWNE MALL              Fixed   Dec-2006           8.0100%          21,821,768
PADUCAH, KY            KENTUCKY OAKS                Fixed   Jun-2007           9.0000%          16,178,239
                                                                                         -----------------
SUBTOTAL                                                                                       100,044,102

LESS MINORITY INTEREST
CARY, NC               CARY TOWNE CENTER                    Dec-2003           8.3650%        (12,455,055)
CHATTANOOGA, TN        ERMC II                               Dec-99            9.5000%            (34,645)
CHATTANOOGA, TN        HAMILTON CORNER                      Aug-2011          10.1250%           (298,096)
CHATTANOOGA, TN        HAMILTON PLACE                       Mar-2007           7.0000%         (6,951,914)
CHATTANOOGA, TN        THE TERRACE                          Aug-2011           7.3000%           (799,680)
CHATTANOOGA, TN        PARK PLACE                           Apr-2003          10.0000%            (38,291)
HIGHPOINT, NC          OAK HOLLOW MALL                      Apr-2009           7.3100%        (12,257,343)
UVALDE, TX             UVALDE PLAZA                         Feb-2008          10.6250%           (157,090)
                                                                                         -----------------
SUBTOTAL                                                                                      (32,992,114)

TOTAL OBLIGATIONS                                                                            2,385,168,000



                        CBL & Associates Properties, Inc.
                           Consolidated Balance Sheets
                        (Preliminary subject to change )
                            (Unaudited, in thousands)



                                                                         Year Ended December 31,
                                                                          2001             2000

 ASSETS
 REAL ESTATE ASSETS:
    Land                                                                 $   522,722       $   290,366
    Buildings and improvements                                             2,878,305         1,919,619
                                                                         -----------       -----------
                                                                           3,401,027         2,209,985
    Less: Accumulated depreciation                                          (307,153)         (271,046)
                                                                         -----------       -----------
                                                                           3,093,874         1,938,939
    Developments in progress                                                 118,122          101,675
                                                                         -----------       -----------
     Net investment in real estate                                         3,211,996         2,040,614
 CASH AND CASH EQUIVALENTS                                                     8,642             5,184
 CASH IN ESCROW                                                                7,936                 -
 RECEIVABLES:
 Tenant, net of allowance for doubtful accounts
     of $1854 in 2001 and 2000                                                35,051            29,641
 Other                                                                         3,497             3,472

 MORTGAGE NOTES RECEIVABLE                                                     9,925             8,756
 INVESTMENT IN UNCONSOLIDATED AFFILIATES                                      68,296                 -
 OTHER ASSETS                                                                 34,494            27,898
                                                                         -----------       -----------

                                                                         $ 3,379,837       $ 2,115,565
                                                                         ===========       ===========

 LIABILITIES AND SHAREHOLDERS' EQUITY
 MORTGAGE AND OTHER NOTES PAYABLE                                         2,318,113          1,424,337
 ACCOUNTS PAYABLE AND ACCRUED LIABILITIES                                    67,353             78,228
                                                                         -----------       -----------
 Total liabilities                                                        2,385,466          1,502,565
 COMMITMENTS AND CONTINGENCIES
 DISTRIBUTION AND LOSSES IN EXCESS OF INVESTMENT
    IN UNCONSOLIDATED AFFILIATES                                                  -              3,510
 MINORITY INTERESTS                                                         458,454            174,665
                                                                         -----------       -----------
 SHAREHOLDERS' EQUITY:
 Preferred Stock, $.01 per value, 5,000,000 shares authorized,
    2,875,000 shares issued and outstanding in 2001 and 2000                     29                 29
 Common Stock, $.01 per value, 95,000,000 shares authorized,
    25,512,107 and 25,0625587 shares issued and outstanding
    in 2001 and 2000, respectively                                              255                251
 Additional paid-in capital                                                  553,471           462,480
 Other comprehensive loss                                                     (3,741)               --
 Accumulated deficit                                                         (14,097)          (27,935)
                                                                         -----------       -----------
 Total Shareholders' equity                                                  535,917           434,825
                                                                         -----------       -----------
                                                                         $ 3,379,837       $ 2,115,565
                                                                         ===========       ===========

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                      CBL & ASSOCIATES PROPERTIES, INC.

                                              /c/ John N. Foy
                                      ------------------------------------
                                                 John N. Foy
                                           Vice Chairman,
                                          Chief Financial Officer and
                                                  Treasurer
                                          (Authorized Officer of the
                                                  Registrant,
                                        Principal Financial Officer and
                                         Principal Accounting Officer)



Date:   June 25, 2001


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